                                                                    EXHIBIT 2.1


                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                           COMMERCE SECURITY BANCORP, INC.


    The undersigned, Robert P. Keller and Michael K. Krebs, do hereby certify:

    A. They are the duly elected and acting President and Secretary, respectively, of Commerce Security Bancorp, Inc., a Delaware corporation (the "Corporation").

    B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on May 10, 1996, and the name under which the Corporation was originally incorporated is SC Acquisition Corp.

    C. The Certificate of Incorporation, as previously amended, is further amended and restated to read in full as follows:

    FIRST:  The name of the Corporation is Commerce Security Bancorp, Inc.

    SECOND: The address of the registered office of the Corporation in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Corporation Law").

    FOURTH: The total number of shares of all classes and series of stock that the Corporation shall have authority to issue is as follows:

                                                        -----------------------
                                                               NUMBER
                                     PAR VALUE               AUTHORIZED
                                    -----------             ------------

Voting Special Common Stock........    $.01                    4,825,800
Non-Voting Special Common Stock....    $.01                    4,825,800
Class B Common Stock...............    $.01                   35,000,000
Class C Common Stock...............    $.01                   15,000,000
Preferred Stock....................    $.01                    1,500,000


    The Voting Special Common Stock and the Non-Voting Special Common Stock are collectively referred to as the "Special Common Stock". The Special Common Stock, the Class B Common Stock and the Class C Common Stock are collectively referred to as the "Common Stock". The Class B Common Stock and the Class C Common Stock are collectively referred to as the "Regular Common Stock". The Voting Special Common Stock and Class B Common Stock are collectively referred to as the "Voting Common Stock". The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation, and in respect of each series of Preferred Stock of the Corporation that has been designated as of the date hereof.

A.  MATTERS UNIQUE TO SPECIAL COMMON STOCK.

    1. GENERAL MATTERS. The voting, dividend and liquidation rights of the holders of the Special Common Stock are as set forth in this Part A, subject to and qualified by the rights of the holders of the Preferred Stock of any series, including as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series. The powers, preferences and rights of, and the qualifications, limitations and restrictions of, the Non-Voting Special Common Stock shall in all respects be identical to those of the Voting Special Common Stock except with respect to the restriction on voting described in Section 2(c) of this Part A. Except as provided in this Part A, the powers, preferences and rights of, and the qualifications, limitations and restrictions of, the Special Common Stock shall in all respects be identical to those of the Class B Common Stock.

    2.   VOTING.

         (a) GENERAL. Except as otherwise provided in Section 2(b) of this Part A or as otherwise required by applicable law, holders of the Voting Special Common Stock are entitled, at all meetings of stockholders and with respect to all written actions in lieu of meetings, to one vote for each share of Voting Special Common Stock held, voting together with the holders of the Class B Common Stock (as hereinafter designated) as a single class, all as further set forth in Section 2 of Part B hereof.

         (b) ADDITIONAL VOTING SPECIAL COMMON STOCK VOTING RIGHTS. In addition to the right to vote with respect to any other matter set forth in the foregoing Section 2(a), without the prior approval of the holders of at least two-thirds of the shares of the Special Common Stock then outstanding voting as a separate class, the Corporation may not amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation or any certificate amendatory thereof or supplemental thereto so as to affect adversely any power, preference or right of the Special Common Stock; or create or issue shares of any class or series of capital stock, or increase the number of shares of any existing, approved or designated class or series of capital stock that the Corporation is authorized to issue, in each case other than shares of a class or series of capital stock (x) junior to the Special Common Stock in liquidation preference and (y) pari-passu with or junior to the Special Common Stock in redemption rights.

         (c) NON-VOTING COMMON STOCK VOTING RIGHTS. Except as provided in the foregoing Section 2(b) or as otherwise required by law, the holders of the outstanding shares of Non-Voting Special Common Stock shall not be entitled to vote on any matter; PROVIDED, HOWEVER, that without the affirmative vote of the holders of a majority of the outstanding shares of the Non-Voting Special Common Stock, no provision of the Certificate of Incorporation of the Corporation shall be amended, altered or repealed in any manner that would (i) alter or change the powers, preferences or rights of the holders of the outstanding shares of Non-Voting Special Common Stock so as to affect them adversely, or (ii) delete or amend in any manner this
Section 2(c).

    3.   CONVERSION OF SPECIAL COMMON STOCK.

         (a) OPTIONAL CONVERSION INTO REGULAR COMMON STOCK. Any share of Special Common Stock may be converted, at the election of the holder thereof, into one share of either class of Regular Common Stock at any time prior to distribution of the Special Common Liquidation Preference; PROVIDED, HOWEVER, that no holder may convert shares of Non-Voting Special Common Stock into Class B Common Stock if and to the extent that such holder would thereby beneficially own more than 9.9% of the Voting Common Stock unless and until such holder has delivered to the Secretary of the Corporation an opinion or memorandum of counsel or other reasonably satisfactory evidence that such holder may beneficially own more than 9.9% of the Voting Common Stock and may acquire such shares in accordance with the Bank Holding Company Act of 1956, as amended. To convert any shares of Special Common Stock into shares of Regular Common Stock, the holder thereof shall surrender the certificate or certificates for such shares at the office of the transfer agent for the Special Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Voting Special Common Stock represented by such certificate or certificates. Such notice shall specify the class of Regular Common Stock into which the Special Common Stock is to be converted and shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Regular Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Such conversion shall be effective on the date (the "Surrender Date") of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent). The Corporation shall, as soon as practicable after the Surrender Date, issue and deliver at such office to such holder of Special Common Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Regular Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. The Corporation shall, at all times when shares of Special Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Special Common Stock, such number of its duly authorized shares of each class of Regular Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Special Common Stock.

         (b) MANDATORY CONVERSION INTO REGULAR COMMON STOCK. Each share of Special Common Stock shall automatically be converted into one share of Class B Common Stock, or if and to the extent the extent the holder would not be permitted to convert such share into Class B Common Stock pursuant to Section 3(a), into Class C Common Stock, in each case without action by the holder, the Corporation or any other person, immediately upon the consummation of a Qualified Offering (as hereinafter defined). Upon any conversion of shares of Special Common Stock into Regular Common Stock pursuant to the preceding sentence, each certificate previously representing shares of Special Common Stock shall thereafter represent the Class B Common Stock and/or Class C Common Stock into which the shares of Special Common Stock represented by such certificate have been converted. The Corporation may, but is not required to, adopt procedures following such conversion to permit the holders of certificates previously representing Special Common Stock to exchange such certificates for Class B Common Stock certificates and/or Class C Common Stock certificates, but neither a failure by the Corporation to adopt such procedures nor a failure of a holder to so exchange such holder's certificate(s) previously representing Special Common Stock shall derogate from the effect of the immediately preceding sentence. As used herein, a "Qualified Offering" means the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Class B Common Stock to the public at an offering price per share of at least 200% of the Initial Purchase Price (as hereinafter defined), in which offering either (x) the aggregate offering price of the shares sold by the Corporation is not less than $25 million, or (y) the aggregate offering price of all shares sold in the offering, including those sold by the Corporation and those sold by other stockholders, is not less than $30 million of which the aggregate offering price of the shares sold by the Corporation is not less than $20 million. For purposes of this definition, the "Initial Purchase Price" shall mean $4.81 per share, as adjusted for any stock split, stock dividend or other similar distribution on the Class B Common Stock.

         (c) CONVERSION OF NON-VOTING SPECIAL COMMON STOCK INTO VOTING SPECIAL COMMON STOCK. Any share of Non-Voting Special Common Stock may be converted, at the election of the holder thereof, into one share of Voting Special Common Stock at any time; PROVIDED, HOWEVER, that no holder of Non-Voting Special Common Stock may so convert his, her or its shares of Non-Voting Special Common Stock if and to the extent that such holder would thereby beneficially own more than 9.9% of the Voting
Common Stock unless and until such holder has delivered to the Secretary of the Corporation an opinion or memorandum of counsel or other reasonably satisfactory evidence that such holder may beneficially own more than 9.9% of the Voting Common Stock and may acquire such shares in accordance with the Bank Holding Company Act of 1956, as amended. To convert any shares of Non-Voting Special Common Stock into shares of Voting Special Common Stock, the holder thereof shall surrender the certificate or certificates for such shares at the office of the transfer agent for the Special Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Non-Voting Special Common
Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Voting Special Common
Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Such conversion shall be effective on the date (also the "Surrender Date") of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent). The Corporation shall, as soon as practicable after the Surrender
Date, issue and deliver at such office to such holder of Non-Voting Special Common Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Voting Special Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
The Corporation shall, at all times when shares of Non-Voting Special Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Non-Voting Special Common Stock, such number of its duly authorized shares of Voting Special Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Non-Voting Special Common Stock.

         (d) CONVERSION OF VOTING SPECIAL COMMON STOCK INTO NON-VOTING SPECIAL COMMON STOCK. Any share of Voting Special Common Stock may be converted, at the election of the holder thereof, into one share of Non-Voting Special Common Stock at any time. Any such conversion shall be conducted pursuant to the same procedures as are specified in Section 3(d) for the conversion of Non-Voting Special Common Stock into Non-Voting Special Common Stock; PROVIDED, HOWEVER, those matters relating to the permissible percentage of Voting Common Stock that a holder may beneficially own shall be inapplicable to a conversion of shares of Voting Special Common Stock into shares of Non-Voting Special Common Stock. The Corporation shall, at all times when shares of Voting Special Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Voting Special Common Stock, such number of its duly authorized shares of Non-Voting Special Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Voting Special Common Stock.

         (e) EFFECT OF CONVERSION. All shares of Special Common Stock which shall have been surrendered for conversion into Regular Common Stock or which are automatically converted into Regular Common Stock upon consummation of a Qualified Offering, in either case as herein provided, shall no longer be deemed to be outstanding and shall automatically be cancelled and cease to exist, and all rights with respect to such shares (including without limitation those set forth in Section 2(b) and/or Section 2(c) above) shall immediately cease and terminate on the Surrender Date or the date of consummation of the Qualified Offering, as applicable, except only the right of the holders thereof as holders of the shares of the class of Common Stock into which such shares of Special Common Stock have been converted and, to the extent dividends are permitted hereunder with respect to such Special Common Stock, payment of any declared but unpaid dividends thereon; PROVIDED, HOWEVER, that the foregoing shall not derogate from the rights of the holders of such converted shares to exercise their rights as holders of the class of Common Stock into which the applicable shares of Special Common Stock have been converted at all times from and after the Surrender Date or the date of consummation of the Qualified Offering, as applicable, whether or not there have been issued certificates evidencing the shares of Common Stock into which such Special Common Stock has been converted. Any shares of Special Common Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation shall from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Voting Special Common Stock or Non-Voting Special Common Stock (as applicable) accordingly. At such time as there remain no outstanding shares of Special Common Stock, the Corporation shall amend its Certificate of Incorporation to remove therefrom those provisions that relate exclusively to the Special Common Stock, and at such time as there remain no outstanding shares of Non-Voting Special Common Stock, the Corporation shall amend its Certificate of Incorporation to remove therefrom those provisions that relate exclusively to the Non-Voting Special Common Stock.

B.  COMMON STOCK GENERALLY, INCLUDING REGULAR COMMON STOCK.

    1. GENERAL. The voting, dividend and liquidation rights of the holders of the Regular Common Stock are subject to and qualified by the rights of the holders of the Special Common Stock as set forth herein and of the Preferred Stock of any series, including as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series. The powers, preferences and rights of, and the qualifications, limitations and restrictions of, the Class C Common Stock shall in all respects be identical to those of the Class B Common Stock except with respect to voting rights, as provided in Section 2(b) of this Part B.

    2.   VOTING.

         (a) GENERAL. Except as otherwise required by applicable law, but subject in all events to the class voting rights of holders of shares of Special Common Stock set forth in Part A hereof, holders of the Voting Common Stock are entitled, at all meetings of stockholders and with respect to all written actions in lieu of meetings, to one vote for each share of Voting Common Stock held, and the holders of Voting Common Stock shall vote together as a single class. At any meeting held for the purpose of voting on any matter on which, pursuant to the Corporation Law, the holders of the Voting Common Stock (or any class of Common Stock voting separately) shall have a right to vote, the presence in person or by proxy of the holders of a majority of the shares of Voting Common Stock (or any class of Common Stock voting separately) then entitled to vote shall constitute a quorum of the Common Stock.

         (b) CLASS C COMMON STOCK VOTING RIGHTS. Except as otherwise required by law, the holders of the outstanding shares of Class C Common Stock shall not be entitled to vote on any matter; PROVIDED, HOWEVER, that without the affirmative vote of the holders of a majority of the outstanding shares of the Class C Common Stock, no provision of the Certificate of Incorporation of the Corporation shall be amended, altered or repealed in any manner that would (i) alter or change the powers, preferences or rights of the holders of the outstanding shares of Class C Common Stock so as to affect them adversely, or (ii) delete or amend in any manner this Section 2(c).

    3. DIVIDENDS. No dividends may be declared or paid on the Common Stock (whether Special Common Stock or Regular Common Stock), for so long as any shares of Series B Preferred Stock or Series E Preferred Stock are outstanding, unless the requirements of Section 4(c) of Part D hereof and
Section 4(c) of Part E hereof are satisfied. At such time as (i) the requirements of the foregoing Sections have been satisfied or (ii) the foregoing Sections do not apply, dividends may be declared on the then-outstanding Common Stock from funds lawfully available therefor as and when determined by the Board of Directors, and subject to any preferential dividend rights of any then-outstanding Preferred Stock. No dividends shall be declared or paid on any class of Common Stock unless they shall be declared or paid, as applicable, in equal per-share amounts on all other classes of Common Stock.

    4. STOCK SPLITS AND STOCK DIVIDENDS. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split, stock dividend or otherwise) any class of the outstanding Common Stock (whether Special Common Stock or Regular Common Stock) unless the outstanding shares of each of the other classes of Common Stock shall be proportionately subdivided or combined. All such subdivisions and combinations shall be payable only in Voting Special Common Stock to the holders of Voting Special Common Stock, in Non-Voting Special Common Stock to the holders of Non-Voting Special Common Stock, in Class B Common Stock to the holders of Class B Common Stock, and in Class C Common Stock to the holders of Class C Common Stock. However, if the Corporation creates an additional class of Common Stock, it may not issue any such stock, or any options, warrants or other rights to acquire or that convert into such stock, to holders of any class of Common Stock unless it also issues an equal amount per share to holders of all classes of Common Stock.

    5.   CONVERSION OF CLASS C COMMON STOCK.

         (a) CONVERSION. Any share of Class C Common Stock may be converted, at the election of the holder thereof, into one share of Class B Common Stock at any time; PROVIDED, HOWEVER, that no holder of Class C Common Stock may so convert his, her or its shares of Class C Common Stock if and to the extent that such holder would thereby beneficially own more than 9.9% of the Voting Common Stock unless and until such holder has delivered to the Secretary of the Corporation an opinion or memorandum of counsel or other reasonably satisfactory evidence that such holder may beneficially own more than 9.9% of the Voting Common Stock and may acquire such shares in accordance with the Bank Holding Company Act of 1956, as amended. To convert any shares of Class C Common Stock into shares of Class B Common Stock, the holder thereof shall surrender the certificate or certificates for such shares at the office of the transfer agent for the Class C Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class C Common Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Such conversion shall be effective on the date (also the "Surrender Date") of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent). The Corporation shall, as soon as practicable after the Surrender Date, issue and deliver at such office to such holder of Class C Common Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. The Corporation shall, at all times when shares of Class C Common Stock (or securities convertible into Class B Common Stock) shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Class C Common Stock, such number of its duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class C Common Stock and securities convertible into Class B Common Stock.

         (b) EFFECT OF CONVERSION OF CLASS C COMMON STOCK. All shares of Class C Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and shall automatically be cancelled and cease to exist, and all rights with respect to such shares shall immediately cease and terminate on the Surrender Date, except only the right of the holders thereof as holders of the shares of Class B Common Stock into which such shares of Class C Common Stock have been converted and, to the extent dividends are permitted hereunder with respect to such Class C Common Stock, payment of any declared but unpaid dividends thereon; PROVIDED, HOWEVER, that the foregoing shall not derogate from the rights of the holders of such converted shares to exercise their rights as holders of the Class B

Common Stock into which the applicable shares of Class C Common Stock have been converted at all times from and after the Surrender Date, whether or not certificates evidencing such shares of Class B Common Stock have been issued. Any shares of Class C Common Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation shall from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Class C Common Stock accordingly. At such time as there remain no outstanding shares of Class C Common Stock, the Corporation shall amend its Certificate of Incorporation to remove therefrom those provisions that relate exclusively to Class C Common Stock.

    6. LIQUIDATION; CERTAIN BUSINESS COMBINATIONS. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then-outstanding Preferred Stock, in accordance with the following priorities:

         (a) FIRST: the holders of the Special Common Stock (including both Voting Special Common Stock and Non-Voting Special Common Stock) shall be entitled to receive all assets available for distribution, until such time as such holders have received, with respect to each share so held, an amount equal to $4.81 in cash or equivalent value (determined as set forth below), adjusted upward or downward to reflect any stock split or reverse stock split, stock dividend or other distribution of stock, reclassification, recapitalization or similar event effected with respect to the Special Common Stock or Regular Common Stock prior to the date of such dissolution or liquidation (such right being called the "Special Common Liquidation Preference" and such resulting amount being called the "Special Common Liquidation Preference Amount");

         (b) SECOND: the holders of the Regular Common Stock shall be entitled to receive all remaining assets available for distribution until such time as such holders shall have received, with respect to each share so held, an amount equal to the Special Common Liquidation Preference Amount; and

         (c) THIRD: all holders of Common Stock shall be entitled to receive all remaining assets available for distribution pro rata in accordance with the number of shares of Common Stock held, without regard to distinctions between the Special Common Stock and the Regular Common Stock.

In the event that the holders of Common Stock are to receive any cash, securities or other property on account of their shares of Common Stock as a consequence of any reorganization, merger, or consolidation of the Corporation, or sale or other disposition of all or substantially all of the assets of the Corporation (each, a "Business Combination") which Business Combination also constitutes a Change in Control (as hereinafter defined) of the Corporation, the cash, securities or other property so received shall be allocated among the holders of the Common Stock in every respect as though there had occurred a dissolution and liquidation of the Corporation, as provided in the foregoing clauses (a), (b) and (c). As used herein, a "Change in Control" shall be deemed to have occurred in the event that the Corporation consummates any Business Combination UNLESS immediately following the consummation of such Business Combination all of the following conditions are satisfied:

              (V) the holders of Common Stock receive only common stock of the entity (the "Resulting Entity") resulting from such Business Combination (which term shall include, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) (which common stock of the Resulting Entity shall, in the case of the Special Common Stock, and except with the prior approval of the holders of two-thirds of the Special Common Stock then outstanding, have all of the powers, preferences and rights of the Special Common Stock);

              (W) no person (or group acting in concert within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (a "Group")) beneficially owns (within the meaning of Rule 13d-3), directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the Resulting Entity or the combined voting power of the voting securities entitled to vote generally in the election of directors ("Outstanding Voting Securities") of the Resulting Entity, other than any person or group that beneficially owned, directly or indirectly, twenty percent (20%) or more of the Common Stock immediately before such Business Combination;

              (X) no person or Group beneficially owns, directly or indirectly, forty percent (40%) or more of, respectively, the then-outstanding shares of the Resulting Entity or the combined voting power of the then-Outstanding Voting Securities of the Resulting Entity, excluding only a person (or Group comprised of persons) that beneficially owned, directly or indirectly, one percent (1%) or more of the Common Stock immediately following the initial issuance of the Special Common Stock;

              (Y) not more than one-half of the members of the board of directors of the Resulting Entity are affiliates or associates (each as defined under Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (respectively, "Affiliates" and "Associates")) of any party to the Business Combination other than the Corporation; and not less than one-half of the members of the board of directors of the Resulting Entity were members of the Board of Directors of the Corporation at the time the Corporation's Board of Directors authorized the Corporation to enter into the definitive agreement providing for such Business Combination; and

              (Z) Robert P. Keller has not ceased to be the Chief Executive Officer of the Resulting Entity in connection with such Business Combination.

In the event the assets to be distributed to the holders of the Common Stock pursuant to this Section 6 consist, in whole or in part, in assets other than cash ("Non-Cash Assets"), the distributions to all holders of Common Stock (whether of Special Common Stock or Regular Common Stock) shall be of the same proportion of cash to Non-Cash Assets (or, in the event that holders shall be entitled to elect whether to receive cash or Non-Cash Assets, or to elect among various categories of Non-Cash Assets, the holders of all Common Stock (whether Special Common Stock or Regular Common Stock) shall have rights of election proportionate to the amount per share that each is entitled to receive pursuant to this Section 6. In the event of any distribution of Non-Cash Assets, the value of such Non-Cash Assets shall be determined by the Board of Directors, acting in good faith.

C.  PREFERRED STOCK.

    Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, preferences and rights as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased, acquired or converted into shares of Common Stock by the Corporation may not be reissued except as otherwise provided herein or by law. Except as otherwise required by law, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

    Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Corporation Law. Without limiting the generality of the foregoing, except as otherwise provided herein or in the resolutions providing for the issuance of any other series of Preferred Stock, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided herein or in the resolutions providing for the issuance of any series of Preferred Stock, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation.

D.  SERIES B PREFERRED STOCK.

    1. DESIGNATION, AMOUNT AND RESTRICTIONS ON ISSUANCE. One Hundred Sixteen Thousand Six Hundred (116,600) shares of Preferred Stock, par value $.01, are hereby constituted as a series thereof having the designation "Series B Preferred Stock". No shares of Series B Preferred Stock may be issued except pursuant to (i) that certain Securities Purchase Agreement, dated as of February 13, 1997 (as amended, the "Securities Purchase Agreement"), by and among the Corporation, Madison Dearborn Capital Partners II, L.P., Olympus Growth Fund II, L.P. and certain other persons, or (ii) that certain Standby Purchase Agreement between the Corporation and Dartmouth Capital Group, L.P. So long as any shares of Series B Preferred Stock shall be outstanding, the number of authorized shares of Series B Preferred Stock may not be increased or decreased without the affirmative vote of the holders of two-thirds of the shares of Series B Preferred Stock then outstanding.

    2. RANK. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the Common Stock and to all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding (collectively with the Common Stock, the "Junior Stock") other than the Series E Preferred Stock, which shall rank pari passu to the Series B Preferred Stock with respect to dividend rights and rights on liquidation, winding up and dissolution as and when shares of Series E Preferred Stock may be issued.
All shares of the Series B Preferred Stock shall be of equal rank with each other with respect to the right to receive dividends pursuant to Section 4 and other distributions of the Corporation, rights on liquidation, winding up and dissolution pursuant to Section 5, and rights relating to redemption pursuant to Section 6.

    3.   VOTING.

         (a) GENERAL. Except as specifically required by law or as expressly set forth herein, the Series B Preferred Stock shall not have any voting powers whatsoever, and the holders thereof shall not be entitled to notice of, or participation in, the meetings of the stockholders of the Corporation.

         (b) VOTING RIGHTS ON EXTRAORDINARY MATTERS. Without the prior approval of the holders of at least two-thirds of the shares of the Series B Preferred Stock then outstanding, given in person or by proxy either by written consent or at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation may not (i) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation or any certificate amendatory thereof or supplemental thereto so as to affect adversely any power, preference or right of the Series B Preferred Stock, (ii) create or designate any class or series of capital stock, or increase the number of shares of any existing, approved or designated class or series of capital stock that the Corporation is authorized to issue, other than a class or series of capital stock junior to the Series B Preferred Stock in liquidation preference, voting rights, rights to dividends and redemptions and otherwise, (iii) issue, directly or indirectly, to any trust, partnership or other entity affiliated with the Corporation that is a financing entity of the Corporation, any debt securities in connection with the issuance by such financing entity of securities that are similar to the Series A Preferred Securities issued by CSBI Capital Trust I, or (iv) create or issue any Indebtedness other than Indebtedness incurred by the Corporation to its Subsidiaries in the ordinary course of business and not in excess of 1.0% of the Corporation's consolidated assets as of the end of its most recent fiscal quarter. As used herein, "Indebtedness" means, whether recourse as to all or a portion of the assets of the Corporation and whether or not contingent: (t) every obligation of the Corporation for money borrowed; (u) every obligation of the Corporation evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (v) every reimbursement obligation of the Corporation with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Corporation;
(w) every obligation of the Corporation issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (x) every capital lease obligation of the Corporation; (y) every obligation of the type referred to in clauses (t) through (x) of another person and all dividends of another person the payment of which, in either case, the Corporation has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; and (z) all indebtedness of the Corporation for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements.

         (c)  MERGERS, CONSOLIDATIONS, ETC.   Without the affirmative vote of
the holders of two-thirds of the then-outstanding shares of Series B Preferred Stock, the Corporation shall not enter into any consolidation, merger, combination or other transaction the consummation of which would (x) cause any then-current holder of the Series B Preferred Stock to cease to be the beneficial owner of any of such holder's shares of Series B Preferred Stock except in redemption of their shares pursuant to Section 6 of this Part D or (y) adversely affect the rights of the holders of the outstanding shares of Series B Preferred Stock as set forth herein.

    4.   DIVIDENDS.

         (a) DIVIDENDS PAYABLE - GENERALLY. When and as declared by the Corporation's Board of Directors and to the extent permitted under the Corporation Law, the Corporation shall pay preferential dividends in cash to the holders of the Series B Preferred Stock as provided in this Section 4. Dividends on each share of Series B Preferred Stock shall be payable on the last business day of March, June, September and December of each year (each, a "Dividend Payment Date") commencing on June 30, 1997, and shall accrue in arrears at the rate of 11% per annum on the Series B Liquidation Value (as defined in Section 5 hereof) of each such share. Dividends on each outstanding share of Series B Preferred Stock shall begin to accrue from the date of original issuance thereof, or, if later, from the immediately preceding Dividend Payment Date, and shall continue to accrue on a daily basis whether or not the Corporation shall have earnings or surplus at the time until the date immediately preceding the applicable Dividend Payment Date or until the earlier redemption of such share by the Corporation or the earlier payment of the

Series B Liquidation Value thereof and of all declared and unpaid dividends thereon to the holder of such share pursuant to Section 5. No dividends shall be paid in cash on any share of Series B Preferred Stock unless cash dividends are paid on all shares of Series B Preferred Stock that are outstanding at the applicable record date. If the Board of Directors shall not declare a dividend as set forth in this Section 4(a) payable to the holders of the Series B Preferred Stock with respect to any Dividend Payment Date, or any portion of such a dividend, then the right of the holders of the Series B Preferred Stock to receive a dividend (or such undeclared portion of a dividend) with respect to such Dividend Payment Date and the quarterly period preceding such date pursuant to this Section 4(a) shall forever cease, and the Corporation shall have no obligation under this Section 4(a) (except as set forth in Section 4(c)) to pay the dividend otherwise accrued for such period or to pay any interest thereon, whether or not dividends on the Series B Preferred Stock or on any other capital stock of the Corporation (to the extent permitted hereunder) are declared with respect to any future Divided Payment Date or for any other future dividend period.

         (b)  COMMON STOCK DELIVERABLE UPON NON-PAYMENT OF DIVIDENDS.  (i)
In the event that the Corporation shall not declare and pay on any Dividend Payment Date, in full and in cash, the dividend provided in the foregoing
Section 4(a) to the holders of the Series B Preferred Stock outstanding at the applicable record date, the Corporation shall issue to each holder of Series B Preferred Stock shares of Regular Common Stock ("PIE Shares") consisting of Thirty-Two (32) shares of Regular Common Stock for each $100.00 of dividends otherwise payable pursuant to Section 4(a) that the Corporation has not paid in cash with respect to such Dividend Payment Date. If the "Market Value" (as defined below) of the Class B Common Stock as of the Dividend Payment Date with respect to which the PIE Shares are issued is greater than or less than $4.00 per share, the number of PIE Shares shall be adjusted by dividing Thirty-Two (32) by a fraction, the numerator of which is the Market Value of the Class B Common Stock as of the relevant Dividend Payment Date and the denominator of which is $4.00. Notwithstanding anything to the contrary contained herein, the Corporation shall not issue more than an aggregate of Eight Hundred Twenty Thousand Eight Hundred (820,800) PIE Shares (the "Maximum Series B PIE Shares") on or with respect to any and all Dividend Payment Dates on which PIE Shares would otherwise be due pursuant to this Section 4(b), and if and after Corporation has issued such number of PIE Shares the Corporation shall not thereafter issue PIE Shares regardless of whether, on any subsequent Dividend Payment Date, the Corporation fails to pay a dividend on the Series B Preferred Stock pursuant to Section 4(a) in full in cash.

          (ii) The PIE Shares issuable hereunder shall be either shares of Class B Common Stock or shares of Class C Common Stock, or any combination thereof, at the sole election of the holder of the Series B Preferred Stock as to which such PIE Shares are to be issued; PROVIDED, HOWEVER, that the holder may not elect to receive shares of Class B Common Stock if and to the extent that the holder's receipt of the same would result in the holder owning more than 9.9% of the Corporation's pro forma Voting Common Stock outstanding following such exercise; and PROVIDED, FURTHER, that at any time that the Holder owns 9.9% or more of the outstanding Voting Common Stock, any PIE Shares issued hereunder to such holder shall be solely Class C Common Stock. Notwithstanding the immediately preceding sentence, a holder may elect to receive shares of Class B Common Stock that would result in the holder owning more than 9.9% of the outstanding Voting Common Stock, provided that at the time of such issuance such holder has delivered to the Secretary of the Corporation an opinion or memorandum of counsel, in form and substance reasonably satisfactory to the Corporation, or other reasonably satisfactory evidence that such person may beneficially own more than 9.9% of the outstanding Voting Common Stock and will acquire such shares in accordance with the Bank Holding Company Act of 1956.

         (iii) As used herein, "Market Value" shall mean (A) if the Class B Common Stock is publicly traded, an amount per share of Class B Common Stock equal to the average closing price for the thirty (30) trading days immediately preceding the date of exercise as reported (x) on the principal national securities exchange on which the Class B Common Stock is traded or
(y) if the Class B Common Stock is not traded on a national exchange, on The Nasdaq National Market System ("Nasdaq"); or (B) if the Class B Common Stock is not so quoted on Nasdaq or listed on a national securities exchange, an amount mutually agreed upon by the Corporation and the holders of a majority of the Series B Preferred Stock then outstanding, or, if the Corporation and such holders are unable to agree, by a nationally recognized investment banking firm selected by such holders and consented to by the Corporation, such consent not to be unreasonably withheld. Any fees or expenses incurred in connection with the retention of an investment banking firm pursuant to this subsection shall be paid in full by the Corporation but there shall be credited against the amount of the unpaid dividends constituting the basis for the calculation of the number of PIE Shares then due, as a deemed payment, an amount equal to one-half of the fees and expenses so paid by the Corporation.

         (c) DIVIDENDS PAYABLE - AFTER ISSUANCE OF MAXIMUM PIE SHARES. If the Corporation shall be prohibited from issuing PIE Shares in lieu of cash dividends because the Corporation has previously issued an aggregate number of PIE Shares equal to the Maximum Series B PIE Shares, the Corporation shall, to the extent permitted under the Corporation Law, pay preferential dividends in cash to the holders of the Series B Preferred Stock at the rate, on the dates and in the manner provided in Section 4(a) of this Part D, excepting only in the event that (and to the extent that) (i) the Corporation is not then at least "adequately capitalized" (as that term is then defined by the Corporation's primary federal regulator) or the payment of such dividend in cash would cause the Corporation to cease to be adequately capitalized, (ii) the Corporation is prohibited by applicable law or regulatory order from paying such dividend or the payment of such dividend would require the affirmative approval of the any of the Corporation's regulators and after undertaking all commercially reasonable efforts, the Corporation has been unable to obtain such approval, (iii) the Corporation's payment of such dividend would require the payment to the Corporation of a dividend by a subsidiary bank of the Corporation which subsidiary bank is not then adequately capitalized (as defined by such bank's primary federal regulator) or which dividend by the subsidiary bank would cause such bank to cease to be adequately capitalized, or (iv) the Corporation's payment of such dividend would require the payment to the Corporation of a dividend by a subsidiary bank of the Corporation and such subsidiary is prohibited by applicable law or regulatory order from paying such dividend or the payment of such dividend would require the affirmative approval of any of the bank subsidiary's regulators and after undertaking all commercially reasonable efforts, the Corporation and the bank subsidiary have been unable to obtain such approval.

         (d) RESTRICTION ON PAYMENTS ON JUNIOR STOCK. So long as any shares of the Series B Preferred Stock shall be outstanding, unless the holders of the Series B Preferred Stock shall have authorized a payment of a dividend, distribution or other payment on or with respect to any Junior Stock or a repurchase or redemption of shares of Junior Stock, in either case by the affirmative vote of the holders of two-thirds of the Series B Preferred Stock then outstanding, no such dividend, distribution or other payment on or with respect to any Junior Stock may be declared or paid or set apart for payment (other than additional shares of Common Stock in the event of a stock split) and no repurchase or redemption of shares of Junior Stock may be made (other than a Permitted Redemption, as defined below), unless the Corporation meets the following financial criteria, based on the Corporation's audited financial statements for the fiscal year immediately preceding the year in which such dividend is proposed to be paid (the "Most Recent Fiscal Year"):

                   (A) the Corporation had average assets during the Most Recent Fiscal Year of not less than One Billion Five Hundred Million
Dollars ($1,500,000,000); and

                   (B) after deducting the amount of the proposed dividend from the Corporation's after-tax net income for the Most Recent Fiscal Year and excluding the after-tax amount of any items of extraordinary gain from such income, the Corporation would have had an after-tax return on average assets during the Most Recent Fiscal Year of not less than One Percent (1.00%).

As used herein, a "Permitted Redemption" shall mean a redemption or repurchase of Common Stock from any person that (x) owns less than 1% of the then-outstanding shares of Class B Common Stock and (y) is not then, and has not been within the 12 months preceding such date, an officer or director of the Corporation; provided that a redemption or repurchase of Common Stock shall not constitute a Permitted Redemption if the cumulative amount of all Permitted Redemptions (through and including the proposed redemption) exceeds Two Million Five Hundred Thousand Dollars ($2,500,000) in aggregate payments to holders of Class B Common Stock.

    5. LIQUIDATION. In the event of any complete or partial liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of any Junior Stock, the holders of each share of Series B Preferred Stock shall be entitled to receive, pari passu with the holders of each share of Series E Preferred Stock, out of the assets of the Corporation (whether such assets are capital or surplus and whether or not any dividends as such are declared), the sum of $100 per share, as adjusted for any stock split, stock dividend or other similar distribution on or with respect to the Series B Preferred Stock (the "Series B Liquidation Value"), plus all declared and unpaid dividends with respect to such share, plus an amount equal to all dividends, if any, accrued thereon and not paid in cash since the Dividend Payment Date immediately preceding the date of distribution to such holders; and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to pay in full the preferential amount aforesaid (including the preferential amount payable with respect to the Series E Preferred Stock), then such assets shall be distributed among the holders of Series B Preferred Stock and Series E Preferred Stock in amounts (rounded to the nearest whole cent) proportionate to the respective Series B Liquidation Values and Series E Liquidation Values then in effect with respect to each outstanding share of Series B Preferred Stock and each outstanding share of Series E Preferred Stock. For purposes of this Section 5, a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up. After payment shall have been made in full to the holders of the Series B Preferred Stock as provided in this
Section 5, all remaining assets of the Corporation shall be paid or distributed to the holders of other shares of capital stock of the Corporation in accordance with the respective terms and conditions applicable thereto, and the holders of Series B Preferred Stock shall not be entitled to share therein. Nothing contained in this Section 5 shall be deemed to prevent redemption of shares of the Series B Preferred Stock in the manner provided in Section 6 hereof.

    6.   REDEMPTION.

         (a) CORPORATION'S RIGHT TO REDEEM. To the extent then permitted under applicable law (including, without limitation, the Corporation Law and any requirement that the Corporation obtain the prior approval of any governmental authority having jurisdiction over the Corporation), and subject to the immediately following sentence, the Corporation may from time to time, at its sole election, redeem any or all shares of Series B Preferred Stock then outstanding at a redemption price per share (the "Redemption Price") equal to One Hundred Three Percent (103.0%) of the sum of (i) the Series B Liquidation Value of such share, plus (ii) any dividends on such share accrued and unpaid since the Dividend Payment Date immediately preceding the date on which the redemption is paid (the "Redemption Date").
Notwithstanding the immediately preceding sentence, if as of the date on which the Redemption Notice (as defined below) is given the Series B Preferred Stock is convertible into Regular Common Stock pursuant to Section 7(a) of this Part D, in any such redemption the Corporation must redeem all Series B Preferred Stock then outstanding. The Redemption Price shall be payable only in cash. Notice (a "Redemption Notice") of any redemption to be made pursuant to this Section 6(a) shall be given to the holders of the Series B Preferred Stock not less than thirty (30) nor more than one hundred twenty (120) days prior to the Redemption Date, and each such Redemption Notice shall state the date fixed for the redemption, the total number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the outstanding shares are to be redeemed, the number of such shares to be redeemed from each holder, and the place or places where certificates for such shares to be redeemed are to be surrendered for payment of the Redemption Price. Any Redemption Notice given at a time when the Series B Preferred Stock is convertible into Regular Common Stock pursuant to
Section 7(a) of this Part D shall also make specific reference to the holders' right to convert the Series B Preferred Stock in their discretion in the manner and to the extent set forth in Section 7(c) of this Part D. The Corporation shall furnish to each holder of Series B Preferred Stock, with any Redemption Notice, evidence of the Corporation's financial capacity or sources of financing sufficient to consummate such redemption. Any Redemption Notice sent by the Corporation shall be irrevocable. All partial redemptions shall be made pro rata among the holders of the then-outstanding shares of Series B Preferred Stock.

         (b) MECHANICS AND EFFECT OF REDEMPTION. On or after the Redemption Date, each holder of shares to be so redeemed shall surrender the certificate evidencing such shares to the Corporation at the place designated by the Corporation and shall thereupon be entitled to receive payment of the Redemption Price for each such share. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares. Provided only that the Corporation has given notice as required by Section 6(a), if, on the Redemption Date, funds necessary for the redemption shall be in one or more accounts for the benefit of the holders (free of any lien or claim whatsoever) available therefor and shall have been irrevocably deposited with a bank or trust company, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, (i) dividends with respect to the shares to be redeemed shall cease to accrue on the Redemption Date, (ii) such shares shall no longer be deemed to be outstanding and (iii) all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price for each share upon surrender of their certificate therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the shares of the Series B Preferred Stock that were to be redeemed, then the certificates evidencing such shares which cannot be redeemed due to lack of funds shall be deemed not to be surrendered, such shares shall remain outstanding and all rights whatsoever with respect to such shares shall be restored; PROVIDED, HOWEVER, that nothing herein shall derogate from the rights of the holders of such shares to take any legal action available to them to require the Corporation to redeem such shares or to obtain any other relief available at law or in equity.

         (c) REACQUIRED SHARES. Any shares of the Series B Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and shall not thereafter be reissued, whether as Series B Preferred Stock or otherwise. The Corporation shall from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Preferred Stock accordingly.

    7.   CONVERSION.

         (a) ABSOLUTE RIGHT UPON CERTAIN EVENTS. The holders of the Series B Preferred Stock shall have the right, in their sole discretion exercised collectively as provided herein, but subject in all events to the limitations contained in Section 7(c) of this Part D, to convert all (but not less than all) of the Series B Preferred Stock then outstanding into Regular Common Stock at a price of $4.00 per share of Regular Common Stock (as may be adjusted pursuant to Section 7(g) of this Part D, the "Common Stock Conversion Price"), and with each share of Series B Preferred Stock being valued at its then-applicable Redemption Price) upon and at any time after the earliest to occur of (i) the third (3rd) business day following the consummation of a Change in Control of the Corporation, (ii) the third (3rd) business day following the date on which a person or Group (other than a person, or Group comprised of persons, that beneficially owned, directly or indirectly, one percent (1%) or more of the Common Stock immediately after the initial issuance of the Special Common Stock) shall become a beneficial owner of a majority of the Outstanding Voting Securities of the Corporation (such event being called a "Majority Purchase"), or (iii) June 6, 2002. In addition, the holders of the Series B Preferred Stock shall have the right, in their sole discretion exercised collectively as provided herein, but subject in all events to the limitations contained in Section 7(c) of this Part D, to convert all (but not less than all) of the Series B Preferred Stock then outstanding into Regular Common Stock at the Common Stock Conversion Price (with each share of Series B Preferred Stock being valued at its then-applicable Redemption Price) at any time following the sixth (6th) or any subsequent Dividend Payment Date (whether or not consecutive) with respect to which the Corporation fails to pay the dividend payable on such date pursuant to Section 4(a) of this Part D in full in cash. The Regular Common Stock into which the Series B Preferred Stock may be converted pursuant to this Section 7 shall be either shares of Class B Common Stock or shares of Class C Common Stock, or any combination thereof, at the sole election of each holder of Series B Preferred Stock; PROVIDED, HOWEVER, that no holder may elect to receive Class B Common Stock in such conversion if and to the extent that the issuance of the same would result in the holder owning more than 9.9% of the Corporation's pro forma Outstanding Voting Securities following such conversion; and PROVIDED, FURTHER, that at any time that a holder owns more than 9.9% of the Corporation's Outstanding Voting Securities, any Regular Common Stock delivered to such holder in such conversion shall be solely Class C Common Stock. Notwithstanding the immediately preceding sentence, a holder of Series B Preferred Stock may, in a conversion of Series B Preferred Stock, receive shares of Class B Common Stock that would result in the holder owning more than 9.9% of the Corporation's Outstanding Voting Securities if, contemporaneously with the holder's election of the class of Regular Common Stock to be issued in such conversion, such holder has delivered to the Secretary of the Corporation an opinion or memorandum of counsel, in form and substance reasonably satisfactory to the Corporation, or other reasonably satisfactory evidence that such holder may beneficially own more than 9.9% of the Outstanding Voting Securities of the Corporation and will acquire such shares in accordance with the Bank Holding Company Act of 1956. As used herein, the number of "Outstanding Voting Securities" shall be determined giving effect to the proposed conversion of Series B Preferred Stock and all other exchanges of other securities for Common Stock or conversions of other securities into Common Stock then proposed by the applicable holder, but not giving effect to the exercise of any other outstanding Common

Stock equivalents held by such holder, or to the exercise of Common Stock equivalents by any other person or other exchanges or conversions of securities for or into Common Stock by any other person, other than in the proposed conversion of Series B Preferred Stock.

         (b) EXERCISE OF CONVERSION RIGHT; CONVERSION DATE - GENERALLY. The rights of the holders of Series B Preferred Stock to convert such stock into Regular Common Stock as set forth in subsection (a) of this Section 7 shall be exercisable (i) by delivery of written notice (a "Conversion Notice") to the Secretary of the Corporation signed by the holders of a majority of the shares of Series B Preferred Stock then outstanding, or (ii) by the affirmative vote (a "Conversion Vote") of the holders of a majority of the Series B Preferred Stock then outstanding. In the event the Corporation shall receive a Conversion Notice or there shall occur a Conversion Vote with respect to shares of Series B Preferred Stock that are then convertible, the Corporation (or the entity resulting from any applicable Change in Control) shall convert all such shares of Series B Preferred Stock into the applicable number of shares of Regular Common Stock effective (except as provided in Section 7(c) of this Part D) as of the date (the "Conversion Date") on which the Corporation receives the Conversion Notice or on which the Conversion Vote is taken; PROVIDED, HOWEVER, that any such Conversion Notice or Conversion Vote may be made contingent upon the occurrence of a later event and shall become effective only upon the occurrence of such event, and PROVIDED FURTHER that if the event on which the conversion is made contingent does not occur such Conversion Notice or Conversion Vote shall be deemed withdrawn. The Series B Preferred Stock so converted shall be deemed outstanding through the Conversion Date and dividends shall be computed thereon to (but not including) such date. If some or all holders of the Series B Preferred Stock then outstanding deliver a Conversion Notice, each holder that is a signatory to such Conversion Notice shall advise the Secretary of the Corporation in writing, contemporaneously with the delivery of the Conversion Notice, of the class of Regular Common Stock that such holder elects to receive in such conversion. In the event a Conversion Notice is not signed by the holders of all shares of Series B Preferred Stock then outstanding, or in the event that a special meeting of the holders of Series B Preferred Stock is called for purposes of conducting a Conversion Vote, the Corporation shall adopt procedures in its reasonable discretion to enable the holders of Series B Preferred Stock (other than those that have elected a class of Regular Common Stock in accordance with the immediately preceding sentence) to elect the class of Regular Common Stock that each such holder will receive in such conversion; PROVIDED, HOWEVER, that in the absence of an election by a holder of shares of Series B Preferred Stock, such holder shall be deemed to have elected to receive the maximum number of shares of Class B Common Stock permitted under Section 7(a), and PROVIDED FURTHER that, notwithstanding anything to the contrary contained herein, all such elections are subject to the limitations on ownership of Outstanding Voting Securities set forth in Section 7(a).

         (c) EFFECT OF PENDING REDEMPTION NOTICE. On or after the date on which the Series B Preferred Stock becomes convertible into Regular Common Stock pursuant to Section 7(a) of this Part D, if the Company gives a Redemption Notice to the holders of the Series B Preferred Stock pursuant to
Section 6(a) of this Part D, the holders of the Series B Preferred Stock shall have a period of thirty (30) calendar days from the date of such Redemption Notice during which to deliver a Conversion Notice or conduct a Conversion Vote. If no Conversion Notice has been given or Conversion Vote taken within such thirty (30) day period, the Series B Preferred Stock shall thereafter temporarily cease to be convertible until after the intended Redemption Date set forth in the Redemption Notice. If a Conversion Notice is given or a Conversion Vote is taken within such thirty (30) day period (unless stated to the contrary in such Conversion Notice or Conversion Vote), the Conversion Date applicable to such conversion shall be the intended Redemption Date set forth in the Redemption Notice.

         (d) NOTICES IN EVENT OF CHANGE IN CONTROL OR MAJORITY PURCHASE. Promptly upon the Corporation's entering into any definitive agreement that will result in a Change in Control or a Majority Purchase, the Corporation shall give written notice to the holders of the Series B Preferred Stock that a Change in Control or Majority Purchase is anticipated, which notice from the Corporation shall provide a reasonable summary of the terms on which the Change in Control will occur, the rights, preferences and protections the Resulting Entity will provide to the holders of Series B Preferred Stock and the approximate date on which the consummation of such Change in Control is anticipated to occur. Promptly upon the Corporation receiving notice that a Majority Purchase has occurred to which the Corporation was not a party, the Corporation shall give written notice to the holders of the Series B Preferred Stock that a Majority Purchase has occurred and identifying the person effecting such Majority Purchase to the extent known by the Corporation. Either such notice from the Corporation shall make specific reference to the Series B Preferred Stock and to the holders' right to convert the Series B Preferred Stock to Regular Common Stock pursuant to, and subject to the limitations contained in, this Section 7.

         (e) CONVERSION WITH APPROVAL OF CORPORATION. At any time prior to the date on which the Series B Preferred Stock becomes convertible pursuant to Section 7(a) of this Part D, the holders of Series B Preferred Stock acting collectively as provided herein, shall have the right to request, by delivery of a written notice to the Corporation, that the Corporation convert all of the Series B Preferred Stock then outstanding, or any portion of the Series B Preferred Stock then outstanding allocated pro rata among the holders of the Series B Preferred Stock, into shares of Class B Common Stock in connection with a registered public offering of Class B Common Stock then being conducted by the Corporation, but solely if and to the extent that the resulting shares of Class B Common Stock are being sold, immediately upon such conversion, in a the public offering or in a public sale conducted under Rule 144 promulgated under the Securities Exchange Act of 1933. Any notice requesting such a conversion shall be executed by holders of a majority of the outstanding shares of Series B Preferred Stock. The Corporation may grant or deny such request in the Corporation's sole discretion. In the event shares of Series B Preferred Stock are to be so converted, each share shall be converted into a number of shares of Class B Common Stock equal to the quotient of (a) the sum of the Series B Redemption Price per share plus all declared and unpaid dividends with respect to such share, plus an amount equal to all dividends, if any, accrued thereon and not paid in cash since the Dividend Payment Date immediately preceding the date of such conversion, divided by (b) the offer price per share of the Class B Common Stock in the applicable offering less the underwriters' discount with respect thereto.

         (f)  PRIOR EVENTS AFFECTING REGULAR COMMON STOCK.   Notwithstanding
anything to the contrary contained herein, in each instance in which the terms of this Section 7 provide for the conversion of Series B Preferred Stock into shares of Regular Common Stock, if, as a consequence of a Business Combination, amendment to this Certificate of Incorporation or any other event having occurred prior to the Conversion Date, the then-outstanding Regular Common Stock shall have been converted into or exchanged for any other security or property, any conversion of any shares of Series B Preferred Stock shall be for that type and quantity of securities or property as the holder thereof would have received had such Series B Preferred Stock been converted into Regular Common Stock immediately prior to the conversion or exchange of the Regular Common Stock into such other security or property.

         (g) ADJUSTMENTS TO COMMON STOCK CONVERSION PRICE. The Common Stock Conversion Price as set forth in subsection (a) of this Section 7 shall be adjusted upon the events, and in the manner, set forth below if any such event occurs prior to the applicable Conversion Date:

              (i) If the Corporation is recapitalized through the subdivision or combination of its outstanding shares of Common Stock into a larger or smaller number of shares, the Common Stock Conversion Price shall be decreased or increased, as of the record date for such recapitalization, in the inverse proportion to the increase or decrease in the number of outstanding shares of Common Stock.

              (ii) If the Corporation declares a dividend on the Regular Common Stock, or makes a distribution to holders of Regular Common Stock, and such dividend or distribution is payable or made in Regular Common Stock or securities convertible into or exchangeable for Regular Common Stock, or rights to purchase Regular Common Stock or securities convertible into or exchangeable for Regular Common Stock, the Common Stock Conversion Price shall be decreased, as of the record date for determining which holders of Regular Common Stock shall be entitled to receive such dividend or distribution, in inverse proportion to the increase in the number of outstanding shares (and shares of Regular Common Stock issuable upon conversion of all such securities convertible into Regular Common Stock) of all Common Stock as a result of such dividend or distribution.

              (iii) If the Corporation declares a dividend on the Regular Common Stock payable in cash, the Common Stock Conversion Price shall be reduced by the per share dividend payment.

              (iv) If the Corporation declares a dividend on Regular Common Stock (other than a dividend covered by clause (ii) above, or a dividend payable in cash covered by clause (iii) above) or distributes to holders of its Regular Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its stock, any evidence of indebtedness or any cash or other of its assets (other than Regular Common Stock or securities convertible into or exchangeable for Regular Common Stock) (an "Alternative Distribution"), the Common Stock Conversion Price shall be reduced by an amount equal to the value of the Alternative Distribution per share of Regular Common Stock as determined in good faith by the Corporation's Board of Directors based upon a written opinion from a nationally recognized investment banking firm selected by the holders of a majority in interest of the Series B Preferred Stock and the Series E Preferred Stock then outstanding, and taking into account, among other relevant factors, whether the holders thereof acquired any Purchase Rights (as defined herein) with respect to such dividend or distribution pursuant to the terms hereof. The selection of such investment banking firm shall be consented to by the Corporation, which consent shall not be unreasonably withheld, and such investment banking firm's fees and expenses shall be paid by the Corporation. The Corporation shall provide the holders of the Series B Preferred Stock and the Series E Preferred Stock with written notice concerning an Alternative Distribution at least ten (10) business days prior to the record date therefor.

              (v) In case the Corporation shall, at any time or from time to time following the date hereof, issue or agree to issue by warrants, convertible securities, stock options or otherwise, any of its Common Stock or Other Securities (as defined herein), including treasury shares, (other than any shares issued in contemplation of the Securities Purchase Agreement), for a consideration per share less than the Common Stock Conversion Price per share in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, or agreement to issue or sell, said Common Stock Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by dividing (x) an amount equal to (A) the product obtained by multiplying the number of shares of the Common Stock outstanding (or then deemed to be outstanding as herein provided) immediately prior to such issue by the Common Stock Conversion Price in effect at such time plus (B) the consideration received by the Corporation upon such issue by (y) the number of shares of the Common Stock outstanding (or then deemed to be outstanding as herein provided) immediately after such issue. For the purposes of this clause (v), the number of shares of Common Stock deemed to be outstanding at any given time shall exclude shares in the treasury of the Corporation but shall include all shares issuable or to become issuable under any agreements, warrants, convertible securities, stock options, similar rights or otherwise (hereinafter in this clause (v) referred to as "Options"). The Board of Directors of the Corporation shall make a reasonable determination of the fair value of the amount of consideration other than money received by the Corporation upon the issue by it of any of its securities. Such Board shall, in case any Common Stock or Options for the purchase thereof are issued with other stock, securities or assets of the Corporation, determine what part of the consideration received therefor is applicable to the issue of the Common Stock or Options for the purchase thereof. If, as provided herein, the Common Stock Conversion Price is adjusted as a consequence of the Corporation's issuance of Options, no further adjustment of the Common Stock Conversion Price shall be made upon the subsequent issuance of Common Stock upon the exercise of such Options.

To the extent that Options expire without having been exercised, the Common Stock Conversion Price computed upon their issuance, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed to take into account only the shares of Common Stock actually issued upon the exercise of such Options. In any such recomputation, the consideration applicable to the shares of Common Stock issued shall be the aggregate consideration which was received by the Corporation upon the issuance of such Options, whether or not exercised, plus the additional consideration actually received by the Corporation upon the exercise thereof. No recomputation shall have the effect of increasing the Common Stock Conversion Price by an amount in excess of the adjustment thereof made in respect of the issuance of the expired Options. No adjustment shall be made pursuant to this clause (v) for the issuance by the Corporation of (x) any securities issued pursuant to executive compensation arrangements the terms of which are disclosed in Disclosure Schedule 5.2(m)(18) to the Securities Purchase Agreement, or (y) any securities that may be issued upon the conversion of the mandatorily convertible debentures of SDN Bancorp, Inc. disclosed on Disclosure Schedule 5.2(b) to the Securities Purchase Agreement.

              (vi) No adjustment in the Common Stock Conversion Price shall be required unless such adjustment would require an increase or decrease in the Common Stock Conversion Price of at least one percent; PROVIDED, HOWEVER, that any adjustments which by reason of this clause (vi) are not required to be made immediately shall be carried forward and taken into account at the time of conversion or any subsequent adjustment in the Common Stock Conversion Price which, singly or in combination with any adjustment carried forward, is required to be made under this Section 7(g).

              (vii) If the event as a result of which an adjustment is made under clause (i), (ii), (iii), (iv) or (v) above does not occur, then any adjustment in the Common Stock Conversion Price that was made in accordance with such clause (i), (ii), (iii), (iv) or (v) shall be rescinded effective immediately prior to the record date for such event.

         (h) PURCHASE RIGHTS. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Regular Common Stock (the "Purchase Rights"), then each holder of Series B Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Regular Common Stock acquirable upon complete conversion of its Series B Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Regular Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided that (a) if the Purchase Rights involve Common Stock that constitutes Voting Securities, the Corporation shall make available to each holder of Series B Preferred Stock, at such holder's request, Purchase Rights for Class C Common Stock, except that, if and to the extent that such holder would not be permitted to convert its Series B Preferred Stock for Class B Common Stock pursuant to this Section 7, the Corporation shall grant, issue or sell to the holder only Purchase Rights relating to Class C Common Stock; and
(b) if the Purchase Rights involve Voting Securities other than Common Stock, the Corporation shall use its best efforts to make available to the holder, at such holder's request, Purchase Rights involving non-voting securities (except where such securities are entitled to voting rights pursuant to applicable laws) which are otherwise identical to the Purchase Rights involving voting securities and which non-voting securities are convertible or exchangeable into such voting securities on the same terms as Class C Common Stock is convertible into Class B Common Stock.

E.  SERIES E PREFERRED STOCK.

    1. DESIGNATION, AMOUNT AND RESTRICTIONS ON ISSUANCE. Forty Thousand (40,000) shares of Preferred Stock, par value $.01, are hereby constituted as a series thereof having the designation "Series E Preferred Stock". Shares of Series E Preferred Stock may be issued only upon an exchange by the Corporation of Series E Preferred Stock for the Corporation's Junior Subordinated Debentures due 2027 ("Junior Subordinated Debentures") or a conversion of Junior Subordinated Debentures into Series E Preferred Stock, each to the extent permitted under the terms of Junior Subordinated Debentures, or an exchange by the Corporation of Series E Preferred Stock for Series A Capital Securities issued by CSBI Capital Trust I pursuant to the terms of the Securities Purchase Agreement. So long as any shares of Series E Preferred Stock shall be outstanding, the number of authorized shares of Series E Preferred Stock may not be increased or decreased without the affirmative vote of the holders of two-thirds of the shares of Series E Preferred Stock then-outstanding.

    2. RANK. The Series E Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank pari passu to the Series B Preferred Stock and senior to the Junior Stock. All shares of the Series E Preferred Stock shall be of equal rank with each other with respect to the right to receive dividends pursuant to Section 4 of this Part E and other distributions of the Corporation, rights on liquidation, winding up and dissolution pursuant to Section 5 of this Part E, and rights relating to redemption pursuant to Section 6 of this Part E.

    3.   VOTING.

         (a) GENERAL. Except as specifically required by law or as expressly set forth herein, the Series E Preferred Stock shall not have any voting powers whatsoever, and the holders thereof shall not be entitled to notice of, or participation in, the meetings of the stockholders of the Corporation.

         (b) VOTING RIGHTS ON EXTRAORDINARY MATTERS. Without the prior approval of the holders of at least two-thirds of the shares of the Series E Preferred Stock then outstanding, given in person or by proxy either by written consent or at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation may not (i) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation or any certificate amendatory thereof or supplemental thereto so as to affect adversely any power, preference or right of the Series E Preferred Stock, (ii) create or designate any class or series of capital stock, or increase the number of shares of any existing, approved or designated class or series of capital stock that the Corporation is authorized to issue, other than a class or series of capital stock junior to the Series E Preferred Stock in liquidation preference, voting rights, rights to dividends and redemptions and otherwise, or (iii) issue, directly or indirectly, to any trust, partnership or other entity affiliated with the Corporation that is a financing entity of the Corporation, any debt securities in connection with the issuance by such financing entity of securities that are similar to the Series A Preferred Securities issued by CSBI Capital Trust I, or (iv) create or issue any Indebtedness other than Indebtedness incurred by the Corporation to its Subsidiaries in the ordinary course of business and not in excess of 1.0% of the Corporation's consolidated assets as of the end of its most recent fiscal quarter.

         (c)  MERGERS, CONSOLIDATIONS, ETC.   Without the affirmative vote of
the holders of two-thirds of the then-outstanding shares of Series E Preferred Stock, the Corporation shall not enter into any consolidation, merger, combination or other transaction the consummation of which would (x) cause any then-current holder of the Series E Preferred Stock to cease to be the beneficial owner of any of such holder's shares of Series E Preferred Stock except in redemption of their shares pursuant to Section 6 of this Part E or (y) adversely affect the rights of the holders of the outstanding shares of Series E Preferred Stock as set forth herein.

    4.   DIVIDENDS.

         (a) DIVIDENDS PAYABLE - GENERALLY. When and as declared by the Corporation's Board of Directors and to the extent permitted under the Corporation Law, the Corporation shall pay preferential dividends in cash to the holders of the then-outstanding Series E Preferred Stock as provided in this Section 4. Dividends on each share of Series E Preferred Stock shall be payable on each Dividend Payment Date and shall accrue in arrears at the rate of 11% per annum on the sum of (i) the Series E Liquidation Value (as defined in Section 5 hereof) of each such share plus (ii) all accrued and unpaid dividends with respect to such share as of immediately prior to such Dividend Payment Date. Dividends on each outstanding share of Series E Preferred Stock shall begin to accrue from the date of original issuance thereof, and shall continue to accrue on a daily basis whether or not the Corporation shall have earnings or surplus at the time and whether or not dividends are actually declared or paid on any applicable Dividend Payment Date, until such share is redeemed by the Corporation or until payment of the Series E Liquidation Value thereof and all accrued and unpaid dividends thereon has been made in full to the holder of such share pursuant to Section 5 of this Part E. No dividends shall be paid in cash on any share of Series E Preferred Stock unless cash dividends are paid on all shares of Series E Preferred Stock that are outstanding at the applicable record date.

         (b) DIVIDENDS PAYABLE FOLLOWING ACCRUAL OF DIVIDENDS; COMMON STOCK DELIVERABLE UPON NON-PAYMENT OF DIVIDENDS. (i) In the event that the Corporation shall fail to declare and pay on any Dividend Payment Date, in full and in cash, the dividend provided in the foregoing Section 4(a) to the holders of the Series E Preferred Stock outstanding at the applicable record date, the dividend on each share of Series E Preferred Stock shall accrue at the rate specified in Section 4(a) on the sum of (x) the Series E Liquidation Value of each such share plus (y) all accrued and unpaid dividends with respect to such share as of immediately prior to such Dividend Payment Date (with the dividend so accrued rate being called the "Accrued Dividend Amount"). Upon any and each Dividend Payment Date with respect to which the Corporation does not pay the dividend provided in Section 4(a) in full in cash to the holders of the Series E Preferred Stock, the Corporation shall issue to each holder of Series E Preferred Stock shares of Regular Common Stock ("PIE Shares") consisting of Seven (7) shares of Regular Common Stock for each $100.00 of the aggregate Accrued Dividend Amount with respect to such holder's Series E Preferred Stock accrued on such Dividend Payment Date. If the Market Value of the Class B Common Stock as of the Dividend Payment Date with respect to which the PIE Shares are issued is greater than or less than $4.00 per share, the number of PIE Shares shall be adjusted by dividing Seven (7) by a fraction, the numerator of which is the Market Value of the Class B Common Stock as of the relevant Dividend Payment Date and the denominator of which is $4.00. Notwithstanding anything to the contrary contained herein, the Corporation shall not issue PIE Shares numbering, in the aggregate, more than of (x) Four Hundred Sixty-Nine Thousand Two Hundred Fifty (469,250) shares minus (y) the aggregate number of PIE Shares theretofore issued in respect of Series A Capital Securities (such difference being called the "Maximum Series E PIE Shares") on or with respect to any and all Dividend Payment Dates on which PIE Shares would otherwise be due pursuant to this Section 4(b), and if and after Corporation has issued such number of PIE Shares the Corporation shall not thereafter issue PIE Shares regardless of whether, on any subsequent Dividend Payment Date, the Corporation fails to pay a dividend on the Series B Preferred Stock pursuant to Section 4(a) in full in cash.

          (ii) The PIE Shares issuable hereunder shall be either shares of Class B Common Stock or shares of Class C Common Stock, or any combination thereof, at the sole election of the holder of the Series B Preferred Stock as to which such PIE Shares are to be issued; PROVIDED, HOWEVER, that the holder may not elect to receive shares of Class B Common Stock if and to the extent that the holder's receipt of the same would result in the holder owning more than 9.9% of the Corporation's pro forma Voting Common Stock outstanding following such exercise; and PROVIDED, FURTHER, that at any time that the Holder owns 9.9% or more of the outstanding Voting Common Stock, any PIE Shares issued hereunder to such holder shall be solely Class C Common Stock. Notwithstanding the immediately preceding sentence, a holder may elect to receive shares of Class B Common Stock that would result in the holder owning more than 9.9% of the outstanding Voting Common Stock, provided that at the time of such issuance such holder has delivered to the Secretary of the Corporation an opinion or memorandum of counsel, in form and substance reasonably satisfactory to the Corporation, or other reasonably satisfactory evidence that such person may beneficially own more than 9.9% of the outstanding

Voting Common Stock and will acquire such shares in accordance with the Bank Holding Company Act of 1956.

         (c) RESTRICTION ON PAYMENTS ON JUNIOR STOCK. So long as any shares of the Series E Preferred Stock shall be outstanding, unless the holders of the Series E Preferred Stock shall have authorized a payment of a dividend, distribution or other payment on or with respect to any Junior Stock or a repurchase or redemption of shares of Junior Stock, in either case by the affirmative vote of the holders of two-thirds of the Series E Preferred Stock then outstanding, no such dividend, distribution or other payment on or with respect to any Junior Stock may be declared or paid or set apart for payment (other than additional shares of Common Stock in the event of a stock split) and no repurchase or redemption of shares of Junior Stock may be made (other than a Permitted Redemption), unless the Corporation meets the following financial criteria, based on the Corporation's audited financial statements for the Most Recent Fiscal Year:

                   (A) the Corporation had average assets during the Most Recent Fiscal Year of not less than One Billion Five Hundred Million
Dollars ($1,500,000,000); and

                   (B) after deducting the amount of the proposed dividend from the Corporation's after-tax net income for the Most Recent Fiscal Year and excluding the after-tax amount of any items of extraordinary gain from such income, the Corporation would have had an after-tax return on average assets during the Most Recent Fiscal Year of not less than One Percent (1.00%).

    5. LIQUIDATION. In the event of any complete or partial liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of any Junior Stock, the holders of each share of Series E Preferred Stock shall be entitled to receive, pari passu with the holders of each share of Series B Preferred Stock, out of the assets of the Corporation (whether such assets are capital or surplus and whether or not any dividends as such are declared), the sum of $1,000 per share, as adjusted for any stock split, stock dividend or other similar distribution on or with respect to the Series E Preferred Stock (the "Series E Liquidation Value"), plus all accrued and unpaid dividends with respect to such share (including all Accrued Dividend Amounts theretofore accrued and not repaid), plus an amount equal to all dividends, if any, accrued thereon and not paid in cash since the Dividend Payment Date immediately preceding the date of distribution to such holders; and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to pay in full the preferential amount aforesaid (including the preferential amount payable with respect to the Series B Preferred Stock), then such assets shall be distributed among the holders of Series B Preferred Stock and Series E Preferred Stock in amounts (rounded to the nearest whole cent) proportionate to the respective Series B Liquidation Values and Series E Liquidation Values then in effect with respect to each outstanding share of Series B Preferred Stock and each outstanding share of Series E Preferred Stock. For purposes of this Section 5, a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up. After payment shall have been made in full to the holders of the Series E Preferred Stock as provided in this Section 5, all remaining assets of the Corporation shall be paid or distributed to the holders of other shares of capital stock of the Corporation in accordance with the respective terms and conditions applicable thereto, and the holders of Series E Preferred Stock shall not be entitled to share therein. Nothing herein contained shall be deemed to prevent redemption of shares of the Series E Preferred Stock in the manner provided in Section 6 hereof.

    6.   REDEMPTION.

         (a) AT THE CORPORATION'S ELECTION. To the extent then permitted under applicable law (including, without limitation, the Corporation Law and any requirement that the Corporation obtain the prior approval of any governmental authority having jurisdiction over the Corporation), and subject to the immediately following sentence, the Corporation may from time to time, at its sole election, redeem any or all shares of Series E Preferred Stock then outstanding at a redemption price per share (the "Redemption Price") equal to One Hundred Three Percent (103.0%) of the sum of (i) the Series E Liquidation Value of such share, plus (ii) all Accrued Dividend Amounts accrued (and not paid) with respect to such share prior to the date on which the redemption is paid (the "Redemption Date"), plus (iii) any dividends on such share accrued and unpaid since the Dividend Payment Date immediately preceding the Redemption Date. Notwithstanding the immediately preceding sentence, (x) if as of the date on which the Redemption Notice (as defined below) is given the Series E Preferred Stock is convertible into Regular Common Stock pursuant to Section 7(a) of this Part E, in any such redemption the Corporation must redeem not less than $14,000,000 in aggregate Series E Liquidation Amount of Series E Preferred Stock (or such lesser amount as then remains outstanding), and (y) from and after the date on which the Series E Preferred Stock becomes so convertible, the Corporation may issue no more than one Redemption Notice during any twelve-month period. The Redemption Price shall be payable only in cash. Notice (a "Redemption Notice") of any redemption to be made pursuant to this Section 6(a) shall be given to the holders of the Series E Preferred Stock not less than thirty (30) nor more than one hundred twenty (120) days prior to the Redemption Date, and each such Redemption Notice shall state the date fixed for the redemption, the total number of shares of Series E Preferred Stock to be redeemed and, if fewer than all the outstanding shares are to be redeemed, the number of such shares to be redeemed from each holder, and the place or places where certificates for such shares to be redeemed are to be surrendered for payment of the Redemption Price. Any Redemption Notice given at a time when the Series E Preferred Stock is convertible into Regular Common Stock pursuant to
Section 7(a) of this Part E shall also make specific reference to the holders' right to convert the Series E Preferred Stock in their discretion in the manner and to the extent set forth in Section 7(c) of this Part E. The Corporation shall furnish to each holder of Series E Preferred Stock, with any Redemption Notice, evidence of the Corporation's financial capacity or sources of financing sufficient to consummate such redemption. Any Redemption Notic sent by the Corporation shall be irrevocable. All partial redemptions shall be made pro rata among the holders of the then-outstanding shares of Series E Preferred Stock.

         (b) REACQUIRED SHARES. Any shares of the Series E Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and shall not thereafter be reissued, whether as Series E Preferred Stock or otherwise. The Corporation shall from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Preferred Stock accordingly.

    7.   CONVERSION.

         (a) ABSOLUTE RIGHT UPON CERTAIN EVENTS. The holders of the Series E Preferred Stock shall have the right, in their sole discretion exercised collectively as provided herein, but subject in all events to the limitations contained in Section 7(c) of this Part E, to convert all (but not less than all) of the Series E Preferred Stock then outstanding into Regular Common Stock at the Common Stock Conversion Price per share of Regular Common Stock (with each share of Series E Preferred Stock being valued at its then-applicable Redemption Price) upon and at any time after the earliest to occur of (i) the third (3rd) business day following the consummation of a Change in Control of the Corporation, (ii) the third (3rd) business day following the occurrence of a Majority Purchase, or (iii) June 6, 2002. The Regular Common Stock into which the Series E Preferred Stock may be converted pursuant to this Section 7 shall be either shares of Class B Common Stock or shares of Class C Common Stock, or any combination thereof, at the sole election of the holder of such Series E Preferred Stock; PROVIDED, HOWEVER, that the holder may not elect to receive Class B Common Stock in such conversion if and to the extent that the issuance of the same would result in the holder owning more than 9.9% of the Corporation's pro forma Outstanding Voting Securities following such conversion; and PROVIDED, FURTHER, that at any time that such holder owns more than 9.9% of the Corporation's Outstanding Voting Securities, any Regular Common Stock delivered in such conversion shall be solely Class C Common Stock. Notwithstanding the immediately preceding sentence, a holder of Series E Preferred Stock may convert such Series E Preferred Stock into shares of Class B Common Stock that would result in the holder owning more than 9.9% of the Corporation's Outstanding Voting Securities if, contemporaneously with the delivery of the applicable Conversion Notice, such holder has delivered to the Secretary of the Corporation an opinion or memorandum of counsel, in form and substance reasonably satisfactory to the Corporation, or other reasonably satisfactory evidence that such holder may beneficially own more than 9.9% of the Outstanding Voting Securities of the Corporation and will acquire such shares in accordance with the Bank Holding Company Act of 1956. As used herein, the number of "Outstanding Voting Securities" shall be determined giving effect to the proposed conversion of Series E Preferred Stock and all other exchanges of other securities for Common Stock or conversions of other securities into Common Stock then proposed by the applicable holder, but not giving effect to the exercise of any other outstanding Common

Stock equivalents held by such holder, or to the exercise of Common Stock equivalents by any other person or other exchanges or conversions of securities for or into Common Stock by any other person, other than in the proposed conversion of Series E Preferred Stock.

         (b) EXERCISE OF CONVERSION RIGHT; CONVERSION DATE - GENERALLY. The rights of the holders of Series E Preferred Stock to convert such stock into Regular Common Stock as set forth in subsection (a) of this Section 7 shall be exercisable (i) by delivery of a Conversion Notice to the Secretary of the Corporation signed by the holders of a majority of the shares of Series E Preferred Stock then outstanding, or (ii) by the occurrence of a Conversion Vote. In the event the Corporation shall receive a Conversion Notice or there shall occur a Conversion Vote with respect to shares of Series E Preferred Stock that are then convertible, the Corporation (or the entity resulting from any applicable Change in Control) shall convert all such shares of Series E Preferred Stock into the applicable number of shares of Regular Common Stock effective (except as provided in Section 7(c) of this Part D) as of the date (the "Conversion Date") on which the Corporation receives the Conversion Notice or on which the Conversion Vote is taken; PROVIDED, HOWEVER, that such Conversion Notice or Conversion Vote may be made contingent upon the occurrence of a later event and shall become effective only upon the occurrence of such event, and PROVIDED FURTHER that if the event on which the conversion is made contingent does not occur such Conversion Notice or Conversion Vote shall be deemed withdrawn. The Series E Preferred Stock so converted shall be deemed outstanding through the Conversion Date and dividends shall be computed thereon to (but not including) such date. If some or all holders of the Series E Preferred Stock then outstanding deliver a Conversion Notice, each holder that is a signatory to such Conversion Notice shall advise the Secretary of the Corporation in writing, contemporaneously with the delivery of the Conversion Notice, of the class of Regular Common Stock that such holder elects to receive in such conversion. In the event a Conversion Notice is not signed by the holders of all shares of Series E Preferred Stock then outstanding, of in the event that a special meeting of the holders of Series E Preferred Stock is called for purposes of conducting a Conversion Vote, the Corporation shall adopt procedures in its reasonable discretion to enable the holders of Series E Preferred Stock (other than those that have elected a class of Regular Common Stock in accordance with the immediately preceding sentence) to elect the class of Regular Common Stock that each such holder will receive in such conversion; PROVIDED, HOWEVER, that in the absence of an election by a holder of shares of Series E Preferred Stock, such holder shall be deemed to have elected to receive the maximum number of shares of Class B Common Stock permitted under Section 7(a), and PROVIDED FURTHER that, notwithstanding anything to the contrary contained herein, all such elections are subject to the limitations on ownership of Outstanding Voting Securities set forth in
Section 7(a).

         (c) EFFECT OF PENDING REDEMPTION NOTICE. On or after the date on which the Series E Preferred Stock becomes convertible into Common Stock pursuant to Section 7(a) of this Part E, if the Company gives a Redemption Notice to the holders of the Series E Preferred Stock pursuant to Section 6(a) of this Part E, the holders of the Series E Preferred Stock shall have a period of thirty (30) calendar days from the date of such Redemption Notice during which to deliver a Conversion Notice or conduct a Conversion Vote. If no Conversion Notice has been given or Conversion Vote taken within such thirty (30) day period, the Series E Preferred Stock shall thereafter temporarily cease to be convertible until after the intended Redemption Date set forth in the Redemption Notice. If a Conversion Notice is given or a Conversion Vote is taken within such thirty (30) day period (unless stated to the contrary in such Conversion Notice or Conversion Vote), the Conversion Date applicable to such conversion shall be the intended Redemption Date set forth in the Redemption Notice.

         (d) NOTICES IN EVENT OF CHANGE IN CONTROL OR MAJORITY PURCHASE. Promptly upon the Corporation's entering into any definitive agreement that will result in a Change in Control or a Majority Purchase, the Corporation shall give written notice to the holders of the Series E Preferred Stock that a Change in Control or Majority Purchase is anticipated, which notice from the Corporation shall provide a reasonable summary of the terms on which the Change of Control will occur, the rights, preferences and protections the Resulting Entity will provide to the holders of Series E Preferred Stock and the approximate date on which the consummation of such Change of Control is anticipated to occur. Promptly upon the Corporation receiving notice that a Majority Purchase has occurred to which the Corporation was not a party, the Corporation shall give written notice to the holders of the Series E Preferred Stock that a Majority Purchase has occurred and identifying the person effecting such Majority Purchase to the extent known by the Corporation. Either such notice from the Corporation shall make specific reference to the Series E Preferred Stock and to the holders' right to convert the Series E Preferred Stock to Regular Common Stock pursuant to, and subject to the limitations contained in, this Section 7.

         (e) CONVERSION WITH APPROVAL OF CORPORATION. At any time prior to the date on which the Series E Preferred Stock becomes convertible pursuant to Section 7(a) of this Part D, the holders of Series E Preferred Stock acting collectively as provided herein, shall have the right to request, by delivery of a written notice to the Corporation, that the Corporation convert all of the Series E Preferred Stock then outstanding, or any portion of the Series E Preferred Stock then outstanding allocated pro rata among the holders of the Series E Preferred Stock, into shares of Class B Common Stock in connection with a registered public offering of Class B Common Stock then being conducted by the Corporation, but solely if and to the extent that the resulting shares of Class B Common Stock are being sold, immediately upon such conversion, in the public offering or in a public sale conducted under Rule 144 promulgated under the Securities Act of 1933. Any notice requesting such a conversion shall be executed by holders of a majority of the outstanding shares of Series E Preferred Stock. The Corporation may grant or deny such request in the Corporation's sole discretion. In the event shares of Series E Preferred Stock are to be so converted, each share shall be converted into a number of shares of Class B Common Stock equal to the quotient of (a) the sum of the Series B Redemption Price per share plus all declared and unpaid dividends with respect to such share, plus an amount equal to all dividends, if any, accrued thereon and not paid in cash since the Dividend Payment Date immediately preceding the date of such conversion, divided by (b) the offer price per share of the Class B Common Stock in the applicable offering less the underwriters' discount with respect thereto.

         (f)  PRIOR EVENTS AFFECTING REGULAR COMMON STOCK.   Notwithstanding
anything to the contrary contained herein, in each instance in which the terms of this Section 7 provide for the conversion of Series E Preferred Stock into shares of Regular Common Stock, if, as a consequence of a Business Combination, amendment to this Certificate of Incorporation or any other event having occurred prior to the Conversion Date, the then-outstanding Regular Common Stock shall have been converted into or exchanged for any other security or property, any conversion of any shares of Series E Preferred Stock shall be for that type and quantity of securities or property as the holder thereof would have received had such Series E Preferred Stock been converted into Regular Common Stock immediately prior to the conversion or exchange of the Regular Common Stock into such other security or property.


         (g) ADJUSTMENTS TO COMMON STOCK CONVERSION PRICE. The Common Stock Conversion Price applicable to the Series E Preferred Stock shall be adjusted in the same manner provided in Section 7(g) of Part D.

         (h) PURCHASE RIGHTS. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Regular Common Stock (the "Purchase Rights"), then each holder of Series E Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Regular Common Stock acquirable upon complete conversion of its Series E Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Regular Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided that (a) if the Purchase Rights involve Common Stock that constitutes Voting Securities, the Corporation shall make available to each holder of Series E Preferred Stock, at such holder's request, Purchase Rights for Class C Common Stock, except that, if and to the extent that such holder would not be permitted to convert its Series E Preferred Stock for Class B Common Stock pursuant to this Section 7, the Corporation shall grant, issue or sell to the holder only Purchase Rights relating to Class C Common Stock; and (b) if the Purchase Rights involve Voting Securities other than Common Stock, the Corporation shall use its best efforts to make available to the holder, at such holder's request, Purchase Rights involving non-voting securities (except where such securities are entitled to voting rights pursuant to applicable laws) which are otherwise identical to the Purchase Rights involving voting securities and which non-voting securities are convertible or exchangeable into such voting securities on the same terms as Class C Common Stock is convertible into Class B Common Stock.

                                *     *     *

    All shares of Common Stock of the Corporation outstanding immediately prior to the effectiveness of this Amended and Restated Certificate of Incorporation are reclassified and redesignated as shares of Class B Common Stock.

                                *     *     *

    FIFTH:  The Corporation is to have perpetual existence.

    SIXTH: The Board of Directors is expressly authorized to exercise all powers granted to the directors by law, except to the extent such powers are limited or denied herein or in the By-laws of the Corporation. In furtherance of such powers, the Board of Directors shall have the right to make, alter or repeal the By-laws of the Corporation, except that any By-law adopted by the stockholders may be altered or repealed only by the stockholders if such By-law so provides.

    SEVENTH: Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

    EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except to the extent that such exculpation from liability is not permitted under the Corporation Law as the same now exists or as may be hereafter amended. This provision shall not eliminate the liability of a director for any act or omission occurring prior to the date on which this provision becomes effective. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    NINTH: The Corporation expressly elects not to be governed by Section 203 of the Corporation Law.

    TENTH: If any provision (or part thereof) of this Amended and Restated Certificate of Incorporation is held to be invalid or not legally enforceable for any reason, such invalidity shall not affect the validity and enforceability of the remaining provisions (or parts thereof), all of which are inserted conditionally on their being valid in law. In the event of any such invalidity or unenforceability, this Amended and Restated Certificate of Incorporation shall be construed as if such invalid provision (or part thereof) had not been inserted; PROVIDED, HOWEVER, that if any provision is declared to be unenforceable because it is determined to be overbroad, then, to the extent possible, in lieu of deletion such provision shall be modified to the minimum extent necessary to render such provision enforceable.

    ELEVENTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute.

    D. The foregoing Amended and Restated Certificate of Incorporation has been approved by the Board of Directors of the Corporation.

    E. The foregoing Amended and Restated Certificate of Incorporation was approved by the written consent of the holders of a majority of the outstanding shares of Common Stock in accordance with Sections 228, 242, and 245 of the Corporation Law.

                       [remainder of page intentionally blank]

    IN WITNESS WHEREOF, Commerce Security Bancorp, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Robert P. Keller, its President, and attested by Michael K. Krebs, its Secretary, this 4th day of June, 1997.

                                       COMMERCE SECURITY BANCORP, INC.


                                       By:     /s/
                                          ----------------------------
                                          Robert P. Keller
                                          President


ATTEST:


By:       /s/
   ------------------------------
   Michael K. Krebs
   Secretary